                                 EXHIBIT 99.1

BILLERICA, Mass.--November 19, 1998--PRI Automation, Inc. (NASDAQ:PRIA), the leader in semiconductor factory automation, today reported financial results for the fourth quarter and fiscal year ended September 30, 1998.

"Our results for the fourth quarter and the fiscal year reflect the impact of the prolonged downturn in the industry," noted Mitch Tyson, president and chief executive officer, PRI Automation. "But we believe that this may be the bottom of the cycle and that business conditions are beginning to improve."

     Net revenue for the fiscal year was $178.2 million, compared with $213.2 million a year earlier, a decline of 16%. Excluding special charges and adjusted on a pro forma basis, to reflect the conversion of Equipe Technologies from an S-corporation to a C-corporation for income tax purposes, net income for the year was $0.7 million, or $0.04 per share, compared with the prior year's net income of $22.9 million, or $1.14 per share. Net revenue for the fourth quarter was $27.6 million, compared with $63.6 million for the fourth quarter of fiscal 1997. Excluding special charges, the company reported a net loss for the quarter of $4.0 million, or $(0.20) per share on a diluted basis. This compared with net income of $6.9 million, or $0.34 per share, for the same period last year on a pro forma basis, for the conversion of Equipe Technologies' tax status. Sequentially, cash and marketable securities rose from $39.1 million to $48.2 million during the fourth quarter.

     In the fourth quarter, the company recorded special charges of $7.0 million, net of taxes, or $(0.36) per share, for costs related to inventory and warranty provisions, severance compensation, and plant consolidations. For the fiscal year, the company recorded special charges of $25.8 million, net of taxes--$12.8 million related to the acquisition of Interval Logic and Equipe Technologies, and $13.0 million related to restructuring and other activities. "We are continuing to improve our cash position and reduce our cost structure as we develop our next-generation products, expand our wafer flow solutions, and strengthen our position for the upturn," said Tyson. "During this period we have been able to gain market share and believe that we are positioned to be stronger and more profitable when the recovery comes."

     Tyson continued, "Our Factory Automation Systems division has not lost a single factory automation order in the past year, and we have grown our worldwide market share, most notably in Taiwan and Singapore, where we are now the factory automation supplier of choice for the world's leading foundries. We are seeing increased activity among our reticle management systems as fabs increase the number and volume of reticles they must handle. Our Interval Logic subsidiary is shipping its advanced planning and scheduling software, and customers will soon be benefiting from the productivity gains these solutions bring to capacity planning and work-flow scheduling. The Equipe division is growing its share in the vacuum wafer-handling market by winning new customer orders for its vacuum cluster platform products."

     Tyson concluded, "We believe that we are seeing an increase in business activity in both 200mm and 300mm sectors and we hope this activity will lead to an improvement in bookings and revenue in our FY'99."

About PRI Automation

     PRI Automation, Inc., with headquarters in Billerica, Massachusetts, is the leading global supplier of advanced factory automation systems that enhance the competitiveness of semiconductor manufacturers and OEM equipment suppliers. PRI is the only company to provide a tightly integrated and flexible hardware and software solution that optimizes the flow of wafers throughout the fab. The company currently has more than 1,600 systems installed at approximately 100 locations worldwide.

     For more information, visit PRI's Web site at http://www.pria.com

     This release includes forward-looking statements, including, without limitation, statements concerning the company's future revenues and expenses, management's plans and objectives for future operations, the effect of any consolidation or restructuring of operations on the company's future profitability and the effects of a continued downturn in the semiconductor manufacturing industry, and other matters not limited to historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include (i) the cyclicality of the semiconductor industry and the effects of a prolonged downturn in such industry,
(ii) uncertainties affecting Asian markets and currencies, (iii) the effects of possible delays in the expected transition to 300mm wafer technology, (iv) the difficulty of reducing costs and expenses to the extent necessary in light of current business levels, and other factors identified in the company's annual report on Form 10-K for fiscal year 1997 and its quarterly reports on Form 10-Q for fiscal year 1998, as filed with the Securities and Exchange Commission. The company assumes no obligation to update this information.

                             PRI AUTOMATION, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                    THREE MONTHS ENDED            YEAR ENDED
                                 9/30/98        9/30/97      9/30/98     9/30/97
                                --------       --------     --------     --------
Net revenue                     $ 27,635       $ 63,613     $178,193     $213,159
Cost of revenue                   28,597(1)      34,956      121,727(1)   118,263
                                --------       --------     --------     --------

Gross (loss) profit                 (962)        28,657       56,466       94,896

Operating expenses:
 Research and development          8,927          8,952       37,137       29,214
 Selling, general and
  administrative                   5,930          9,340       33,198       31,332
 Acquired in-process
  research and development            --             --        8,417           --
 Merger costs and
  special charges                  1,638             --       10,591           --

   Total operating expenses       16,495         18,292       89,343       60,546

Operating (loss) profit          (17,457)        10,365      (32,877)      34,350
Other income (expense), net          582            383        1,049        1,204

(Loss) income before
 income taxes                    (16,875)        10,748      (31,828)      35,554
(Benefit) provision for
 income taxes                     (5,906)         2,514       (7,886)       8,982

Net (loss) income               $(10,969)      $  8,234     $(23,942)    $ 26,572

Net (loss) income
per common share:
 Basic                          $  (0.56)      $   0.43     $  (1.22)    $   1.39
 Diluted                        $  (0.56)      $   0.40     $  (1.22)    $   1.32

Weighted average
shares outstanding:
 Basic                            19,755         19,316       19,607       19,162
 Diluted                          19,755         20,417       19,607       20,137

                     PRO FORMA NET INCOME PER COMMON SHARE
                     -------------------------------------
            (To reflect the conversion of Equipe Technologies from
         an S-corporation to a C-corporation for income tax purposes)


                                THREE MONTHS ENDED        YEAR ENDED
                                      9/30/97         9/30/98     9/30/97

Historical net income (loss)       $  8,234          $(23,942)    $ 26,572
Adjustment to Equipe
 income tax expense                  (1,333)           (1,156)      (3,639)

Pro forma net income (loss)        $  6,901          $(25,098)    $ 22,933

Pro forma net income
(loss) per common share:
 Basic                             $   0.36          $  (1.28)    $   1.20
 Diluted                           $   0.34          $  (1.28)    $   1.14

(1) Includes special charges of $9.1M in fiscal Q4 and $14.0M for fiscal 1998.

                             PRI AUTOMATION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                  SEPTEMBER 30,    SEPTEMBER 30,
                                     1998              1997
                                  ------------     ------------
ASSETS
Cash and investments               $ 48,208          $ 32,532
Accounts receivable, net             24,887            71,549
Contracts in progress                 9,017            15,463
Inventories                          27,494            34,117
Other current assets                 14,724             3,670
Property and equipment, net          17,122            12,794
Other assets                          3,125             2,354

  Total assets                     $144,577          $172,479


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Accounts payable                   $ 11,955          $ 21,564
Accrued expenses and other
 liabilities                         22,615            23,370
  Total liabilities                  34,570            44,934

Stockholders' equity                110,007           127,545

   Total liabilities and
    stockholders' equity           $144,577          $172,479


Contact:

  PRI Automation Inc.
  Stephen D. Allison, 978/670-4270 ext. 3129  (CFO)
   or
  Demer IR Counsel, Inc.
  Mary McGowan, 925/938-2678